December 17, 2018

Dear Shareholder,
I am writing to inform you that the Federal Home Loan Bank of Boston (FHLBank Boston or the Bank) will be adjusting its membership stock investment requirements, which will affect your stock account with us.
The membership stock investment requirement will be reduced from 0.35 percent to 0.20 percent of the membership stock investment base. The maximum investment under the membership stock investment requirement will be reduced from $25 million to $10 million.
This adjustment will become effective as of January 16, 2019, at which time stock you hold in excess of the currently allowed cushion for your total stock investment requirement will be repurchased from your institution. Proceeds from stock repurchased will be deposited into your institution’s IDEAL Way account.
As you are aware, the membership stock investment base is subject to annual recalculation as of March 31, 2019. At that time, your membership stock investment base will be recalculated with data reported as of year-end 2018, and your membership stock investment requirement may change again.
FHLBank Boston continues to conduct daily repurchases of excess capital stock. The Bank may suspend or terminate daily repurchases of excess stock at any time without prior notice, subject to the Bank’s capital plan and legal and regulatory requirements. As always, FHLBank Boston retains sole discretion whether or not to conduct excess stock repurchases on a case-by-case basis.
If you have any questions regarding this change, please contact Customer Service at customerservice@fhlbboston.com or 1-800-357-3452 (option 3).
Sincerely,

/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer